Exhibit 10.32

Courtesy Translation

___________________________________________________

PLEDGE AGREEMENT ON A QUOTA OF

FIDIA ADVANCED BIOPOLYMERS S.r.l.
___________________________________________________

INDEX

1.	INTERPRETATION	1
2.	GUARANTEE	5
3.	PERFECTION OF PLEDGE	5
4.	VOTING RIGHTS; DIVIDENDS	6
5.	ENFORCEMENT OF PLEDGE	7
6.	REPRESENTATION AND WARRANTIES	7
7.	COVENANTS	8
8.	MAINTENANCE OF THE PLEDGE	9
9.	CANCELLATION OF PLEDGE	10
10.	VARIOUS	10
11.	APPLICABLE LAW AND JURISDICTION	10

Courtesy Translation

THIS PLEDGE AGREEMENT is entered in Boston, Massachusetts (U.S.A.), on March 12, 2010, by ANIKA THERAPEUTICS, INC., a company duly incorporated under the laws of Massachusetts, whose registered office is at 32 Wiggins Avenue, Bedford, Massachusetts 01730 Italian tax code number 97542640152, acting by its legal representative Dr. Charles Sherwood (the “Pledgor”), in favor of BANK OF AMERICA, N.A., bank association, incorporated under the laws of United States of America, with legal office in North Tryon Street 100, Charlotte, North Carolina (U.S.A.) (“Bank of America”);

WHEREAS:

(A)
with the agreement called “Credit Agreement” (as amended or integrated time to time, the “Financing Agreement”) entered in Boston, on January 31, 2008 between the Pledgor, as the “Borrower”, ANIKA SECURITIES, INC., as the “Guarantor”, or fidejussor, and Bank of America, as the “Administrative Agent”, or common representative, and “Lender”, which granted in favor of the Pledgor a financing for a maximum amount equal to US$ 16.000.000 (the “Financing”). The main terms of the Financing are indicated in the Attachment 1 (Main terms of the Financing);

(B)
the Financing Agreement is amended and integrated with the agreement called “Consent and First Amendment” and entered in Boston, Massachussets, on December 31, 2009 between the same parties of the Financing Agreement;

(C)
at the day hereof the Pledgor holds a quota equal to Euro 1.848.915, representing the entire corporate capital of Fidia Advanced Biopolymers S.r.l., with legal office in Abano Terme (PD), Via Ponte della Fabbrica 3/B, registered in the Companies Register of Padova, fiscal code n. 01510440744] (the “Company”);

(D)
pursuant to article 6.13 (“Additional Guarantors”) of the Credit Agreement and as condition of Consent and First Amendment, the Pledgor undertook to establish in favor of the Guaranteed Creditors (as defined below) a pledge on a quota equal to 65% of the corporate capital of the Company.

THE PARTIES COVENANT AND AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Administrative Rights” means the administrative rights related to the Quota pursuant to article 2352, paragraph 6, of the civil code, included the right to intervene in Company’s meetings, the right to request the postponement of Company’s meetings and the right to challenge  the decision of Company’s meetings.

“Affiliate” means “Affiliate” as indicated in the Financing Agreement.

“Agent Bank” means:

(a)	bank of America; and

Courtesy Translation

(b)	any successor, universal or particular, any transferee or assignee of Bank of America, as Agent Bank;

“Agreement” means this agreement.

“Business Day” means “Business Day” indicated in Financing Agreement.

“Cash Management Agreement” means each “Cash Management Agreement” (as defined in the Credit Agreement) entered by the Pledgor, on one side, and by Bank of America or one of its affiliated company, on the other side.

“Company” means Fidia Advanced Biopolymers S.r.l., with legal office in Via Ponte della Fabbrica 3/B, Albano Terme (Padova), registered in the Companies Register of Padova, with fiscal code and Rea n. 01510440744.

“Counterparties Cash Management” means:

(a)	Bank of America or one of its Affiliate, as parties of a Cash Management Agreement; and

(b)	any successor, universal or particular, any transferee or assignee of Bank of America o one of its Affiliate in the Cash Management Agreement.

“Credit Rights” means the credit rights of the Guaranteed Creditors with respect to the Guaranteed Obligations.

“Decisions” means:

(a)
before the occurance of an Event of Default, any decision of the Company’s quotaholders (adopted in the meeting, by a written consultation, on the basis of the written consent or in any other way) related to any amendment of the corporate by-laws, included, but not limited to, any deliberation having subject the increase or reduction of the corporate capital, merger demerger, transformation or winding up; or

(b)
after the occurance of an Event of Default and until the Event of Default is terminated, any other decision of the Company’s quotaholders (adopted in the meeting, by a written consultation, on the basis of the consent written or in any other way).

“Dividends” means:

(a)	the dividends paid or to be paid with respect to the Quota;

(b)
any other distribution (in money or in kind) or any other amount paid or to be paid with respect to the Quota (included each amount paid or to be paid afterward the distribution of the corporate reserves, however denominated, or the liquidation of the Company);

(c)	each dividend, distribution or any other amount paid or to be paid with respect to Related Securities Rights.

Courtesy Translation

“Event of Default” means “Events of Default” as indicated in Financing Agreement.

“Financial Banks” means:

(a)	Bank of America; and

(b)	any successor, universal or particular, any transferee or assignee of Bank of America, as “Lender”, or lending, pursuant to the Financing Agreement.

“Financial Documents” means “Loan Documents” as indicated in Financing Agreement.

 “Financing” has the same meaning indicated in Whereas A.

“Financing Agreement” has the same meaning indicated in Whereas (A).

“Guaranteed Creditors” means the Agent Bank and the Financial Banks. Subsequently to the executions indicated in article 3.3 (Hedge Agreements and Cash Management Agreements), the Hedging Counterparties and the Cash Management Counterparties will be Guaranteed Creditors pursuant to this Agreement.

“Guaranteed Obligations” means:

(a)
all the pecuniary obligations of the Pledgor, actual or potential, toward to the Agent Bank and Financial Banks indicated in the Financing Agreement (included the “Notes”, as defined in the Financing Agreement), included, in particular, the obligations of reimburse of capital, the payment obligations with respect to the rates (included the interest on delayed payment) accrued on the financing indicated in Financing Agreement and the obligations related to payment of awards, commissions, indemnities, compensations, expenses, tax and other costs resulting from the Financing Agreement (included the costs related to the renewal, the extension, the amendment and the refinancing as well as the costs and the legal expenses supported by the Agent Bank and the Financial Banks with respect to Financing Agreement);

(b)
subsequently to the executions indicated in article 3.3 (Hedge Agreement and Cash Management Agreement), all the pecuniary obligations of the Pledgor, actual and potential, towards to the Hedging Counterparties pursuant to the  Hedging Agreements;

(c)
subsequently to the executions indicated in article 3.3 (Hedge Agreement and Cash Management Agreement), all the pecuniary obligations of the Pledgor, actual and potential, towards to the Cash Management Counterparties pursuant to the  Cash Management Agreements.

It being understood that if one of such obligations is declared invalid or ineffective, or if the Pledge couldn’t or couldn’t more guarantee, for any reasons, some of such obligations, the validity and the effectiveness of the Pledge will not be prejudiced and will continue to guarantee the exact execution of all other obligations as here defined.

Courtesy Translation

“Hedging Agreement” means each hedge agreement (as defined in the Financing Agreement) entered by the Pledgor and by Bank of America or one of its affiliated company.

“Hedging Counterparties” means:

(a)	Bank of America or one of its Affiliate, as parties of an Hedge Agreement; and

(b)	any successor, universal or particular, transferee or assignee of Bank of America or one of its Affiliate in Hedge Agreement.

“Increase of the Quota” has the meaning indicated in point (b) of article 2 (Guarantee).

“Object of Pledge” means, jointly, the Quota and the Related Rights.

“Parties” mean the parties of this Agreement.

“Pledge” means the guarantee of article 2 (Guarantee).

“Pledgor” means Anika Therapeutics, INC., a company duly incorporated under the law of Massachusetts, with legal office in Wiggins Avenue 32, Bedford, Massachusetts (U.S.A.), Italian fiscal n. code 97542640152].

 “Related Securities Rights” means any quota of participation or any other security rights or rights attributed or attributable to the Pledgor in exchange for or in relation to the Quota or part of the Quota (including, but not limited to, those obtained as a consequence of merger or demerger or transformation of the Company).

 “Quota” means a quota equal to the 65% of the Company’s corporate capital, the value of which is equal to Euro 1.201.794.8. It being understood that the Quota shall continue to represent the 65% of the Company’s corporate capital, such value will be increased or reduced with respect to the amendment of Company’s corporate capital.

“Related Rights” means:

(a)	each Dividend;

(b)	each option right related to the Quota or to Related Securities Rights; and

(c)	each quota or any other security right or attributed or attributable rights to the Pledgor, in change of or in relation with each Related Securities Right.

“Transfer” means “Assignment and Assumption” as indicated in the Financing Agreement.

 “Voting Rights” means the rights to vote with respect to the Quota.

Courtesy Translation

1.2	Interpretations

The WHEREAS clauses to this Agreement constitute an integral and essential part of the same.

1.3	The Agent Bank

The Pledgor acknowledges that the Guaranteed Creditors assigned a task to the Agent Bank in order to the Agent Bank, on behalf and on the name of Guaranteed Creditors, can:

(a)	exercise the rights, the powers and the faculties attributed to Guaranteed Creditors pursuant to this Agreement and, however, with respect to the Pledge;

(b)
enter any amendment agreement of this Agreement, any further pledge agreement which must be entered pursuant to the dispositions of this Agreement and possible amendments or integrations as well as any deed or document which will be necessary to the cancellation of the Pledge, included an approval agreement for the cancellation of the agreement; and

(c)	enforce the Pledge, it being understood that the Agent Bank will have the possibility to delegate one of the Guaranteed Creditors.

2.	GUARANTEE

(a)	With this Agreement the Pledgor irrevocably establishes a pledge in favor of the Guaranteed Creditors to guarantee the exact and punctual execution of the Guaranteed Obligations (the “Pledge”).

(b)
In case of any event, included, but not limited to, any capital increase which has as effect the increase the Company’s corporate capital (the “Increase of the Quota”), the Pledgor undertakes to sign a deed of establishment or a deed of acknowledgment which will have the similar contents of this Agreement or any other document, and the Pledgor undertakes to do all it is necessary to establish or acknowledge the existence of the pledge rights on the Quota, as increased, in favor of the Guaranteed Creditors.

3.	PERFECTION OF THE PLEDGE

3.1	Filing of Agreement and annotation of Pledge

(a)	Subsequently to the stipule of this Agreement, the Pledgor shall file a notarial certified copy in Companies Register of Padova, pursuant to article 2470 of civil code.

(b)	Should the Company keep the quotaholder’s book, the Pledgor, within five Business Days starting from the confirmation of the filing above, shall:

(i)	cause the Pledge to be noted in the quotaholder’s book; and

(ii)	deliver to the Agent Bank a certified copy of the quotaholder’s book pages reporting the Pledge annotation.

Courtesy Translation

(c)	The annotation in the quotaholder’s book of the Company, where applicable, will be effected using the formula indicated in Attachment 2 (Text of the annotation in quotaholder’s book of the Company).

3.2	Company’s Letter

The Pledgor causes the Company to, within 3 (three) Business Day after the stipule of this Agreement, will send a letter having the content indicated in Attachment 3 (Company’s Letter).

3.3	Hedging Agreement e Cash Management Agreements

(a)
Promptly, and, in any case within 5 (five) Business Day starting from the signing of any Hedging Agreement or Cash Management Agreement, the Pledgor and the counterparty of such Hedge Agreement or Cash Management Agreement shall enter in front of a Public Notary an amendment agreement which confirms the validity and the effectiveness of the Pledge also with respect to the pecuniary obligations of the Pledgor, actual or potential, resulting from such Hedging Agreement or Cash Management Agreement. In the amendment agreement of this paragraph, the previsions indicated in article 3.1 will be applied (Filing of Pledge Agreement and Pledge annotation).

(b)	The dispositions of this Agreement will be applied for all the additional agreement entered pursuant to this article 3.3.

4.	VOTING RIGHTS; DIVIDENDS

4.1	Voting Rights and Administrative Rights

Without prejudice of article 4.2 (Voting Rights and Administrative Rights exercise of the Guaranteed Creditors), the Voting Rights and the Administrative Rights shall remain to the Pledgor, it is being understood that such rights shall not be exercised by the Pledgor in order to cause a Event of Default or in order to invalidate the Pledge or the execution of it.

4.2	Voting Rights and of the Administrative Rights Exercise by the Guaranteed Creditors

(a)	Should an Event of Default occur, the Guaranteed Creditors have the right to exercise the Voting Rights and the Administrative Rights through the Agent Bank.

(b)
With respect to paragraph (a) above, the Agent Bank will send a notice to the Pledgor and to the Company giving them information of the occurance of the Event of Default and of the intention to exercise the Voting Rights and the Administrative Rights and, once received such notice the Pledgor will not exercise the Voting Rights and the Administrative Rights; and

(i)	until the Event of Default is terminated, the Guaranteed Creditors will be the sole having the right to exercise the Voting Rights and the Administrative Rights through the Agent Bank.

Courtesy Translation

4.3	Dividends

Without prejudice of article 4.4 (Dividends to Guaranteed Creditors), the Pledgor has the right to collect the Dividends.

4.4	Dividends to Guaranteed Credotors

(a)	If the Agent Bank sent the notice to the Pledgor giving it information related to the occurance of the Event of Default, the Dividends will be paid to Agent Bank on behalf the Guaranteed Creditors.

(b)	The Agent Bank will assign the Dividends received pursuant to paragraph (a) with the scope to satisfy the Guaranteed Obligations as indicated in the Financial Documents.

5.	ENFORCEMENT OF PLEDGE

(a)
Upon occurance of an Event of Default and in any subsequent moment, the Guaranteed Creditors, through the Agent Bank, without prejudice to any other right or action provided for the law, pursuant to the article 2798 of civil code, will have the rights to sell the Object of Pledge or part of it, after expiration of a 5 day period starting from the receipt from Pledgor of the intimation pursuant to article 2797, paragraph 1, of civil code.

(b)
The Pledgor and the Guaranteed Creditors agree that, pursuant to article 2797, last paragraph, of civil code, the Guaranteed Creditors will have the possibility to sell the Object of Pledge entirely or part of it, also in more instalments, with or without an auction through an authorized intermediary or a judicial officer or any other authorized person.

(c)	The Agent Bank will assign the proceeds resulting from the Pledge’s enforcement in order to satisfy the Guaranteed Obligation, pursuant to indicated in Financial Documents.

6.	REPRESENTATION AND WARRANTIES

(a)	Without any prejudice and in addition to the representations and warranties of the Financing Agreement and of the Financial Documents, the Pledgor declares and guarantees that:

(i)	the Pledgor is the sole holder of the Quota, which is free from security guarantees and third party rights, with exclusion of the Pledge;

(ii)
the Quota represents altogether the 65% of Company’s corporate capital and it was effectively issued, signed and free; the Company’s corporate capital equal to Euro 1.848.915 at this date is entirely filed;

(iii)
the Quota is not subject to attachment, or other enforceability action from third party or other measures which could limit the ability to dispose of the Quota or which could prejudice the execution of Pledge;

(iv)	there are not circumstances which could legitimate the withdraw from the Company.

Courtesy Translation

(b)	The representations of this article will be considered reiterated by the Pledgor to each date indicated in the article 5 (“Representations and Warranties”) of the Financing Agreement.

7.	COVENANTS

Until the date of Pledge’s release, the Pledgor undertakes:

(a)
to sign (and cause the Company to sign) and deliver to the Agent Bank the documents and the deeds and carry out any action (and cause the Company to carry out any action) which the Agent Bank can request in order to:

(i)	establish and perfect a valid and effective pledge in favor of the Guaranteed Creditors;

(ii)	keep the validity and the effectiveness of the Pledge and the rights and claims of the Guaranteed Creditors pursuant to this Agreement;

(iii)	allow to the Agent Bank and Guaranteed Creditors the exercise of the rights and the claims attributed pursuant to this Agreement; and

(iv)	perfect the extention of the Pledge on the Related Rights;

(b)	to transfer or dispose of the Quota, entirely or in part;

(c)	except with prior approval of the Agent Bank, not to exercise the rights of article 2795, paragraph 3 and 4, of civil code;

(d)	not to create or allow the creation of guarantees or others third’s right on the Object of Pledge;

(e)	not to carry out claims which can prejudice, directly or indirectly, the validity, the effectiveness and the enforcement of the Pledge or the rights of Guaranteed Creditors pursuant to this Agreement;

(f)
if entitled to exercise the Voting Rights, not to express its vote or consent on Decisions regarding matters which are not communicated to the Agent Bank 3 day before the date in which such Decision has been taken, except written approval from the Agent Bank;

(g)
to send to the Agent Bank a copy of the Company’s meeting minute or the documents from which result the quotaholders consent related to each Decision within 10 Business Day starting from the date in which the Decision has been taken;

(h)	in case of increase of the Company’s corporate capital, to sign such increase of Company’s corporate capital in proportion to the participation held in the Company; and

Courtesy Translation

(i)	to cooperate with the Guaranteed Creditors in order to protect the rights of the Guaranteed Creditors on the Object of the Pledge against any claim from third party.

8.	MAINTENANCE OF THE PLEDGE

(a)	Pursuant to article 1232 of civil code, the Parties agree that the Pledge will remain valid and effective in case of objective novation (change) of one or more of the Guaranteed Obligations.

(b)
Pursuant to 1275 of civil code, the Pledgor expressive and irrevocably gives its consent to keep the Pledge in case of subjective novation (change of creditor) of one or more of the Guaranteed Obligations.

(c)
The Parties expressive recognize that, with reference to the Pledge, a transfer of whole or part of the Financing Agreement (also included through Transfer) or Hedging Agreement or Cash Management Agreement and a transfer of whole or part of one or more of the Credit Rights shall be qualified as a transfer of agreement or transfer of credit and, therefore, will not cause a objective novation of the Guaranteed Obligation nor they will have a novation effect upon the Financing Agreement or upon the Hedging Agreement or Cash Management Agreements or on the Pledge.

(d)	Without prejudice the provisions of paragraph (a), (b) e (c) above, in case of:

(i)	objective novation of one or more of the Guaranteed Obligations;

(ii)	subjective novation of one or more of the Guaranteed Obligations;

(iii)	transfer of whole or part of the Financing Agreement (included through Transfer), of the Hedging Agreements or of Cash Management Agreement;

(iv)	transfer, entirely o in part, of one or more of the Credit Rights; or

(v)	amendment of some disposition of the Financing Agreement, Hedging Agreements and Cash Management Agreements or Guaranteed Obligations,

the Pledgor, upon request of Agent Bank, in compliance with term and timing indicated from the Agent Bank, undertakes to sign (and cause the Company to sign) any documents or deed and undertakes to carry out (and cause the Company to carry out) any action necessary or deemed reasonable appropriate by the Agent Bank to keep the validity and the effectiveness of the Pledge.

(e)
Pursuant to article 1407, paragraph 1 of civil code, the Pledgor gives its express and irrevocable consent to transfer from one of the Guaranteed Creditors whole or part of the own position of pledge pursuant to this Agreement in favor of any successor, transferee or assignee of such Guaranteed Creditor.

(f)
The Pledgor gives its consent so that any communication from the Agent Bank having as subject a Transfer will be deemed a notice of transfer of this Agreement pursuant to paragraph (e) above and article 1407, paragraph 1, of civil code.

Courtesy Translation

(g)
The Financial Banks accept that the receipt by the Agent Bank of the communication pursuant to paragraph (b)(iv) of article 11.06 (“Successors and Assigns”) of Financing Agreement shall be deemed as an appropriate notice of transfer pursuant to paragraph (e) above and article 1407, paragraph 1, of civil code.

9.	CANCELLATION OF PLEDGE

(a)
At the Date in which all the Guaranteed Obligations will be entirely fulfilled and the “Commitment” (as defined in Financing Agreement) will terminate, the Pledge will be released from the Agent Bank, upon request by and with expenses to be borne by the Pledgor.

(b)
The Pledgor expressive acknowledges that, before the request indicated in point (a) above, the Pledge will remain valid and effective despite all the Obligations may have been entirely and unconditionally fulfilled.

10.	VARIOUS

(a)	Any amendment to this Agreement or waiver of a right resulting from this Agreement shall be effective only if it is agreed in writing between the Parties.

(b)
The rights, the actions, and the remedies provided for this Agreement in favor of the Guaranteed Creditors are added and they do not exclude further rights, claims, and remedies owned or legitimated pursuant to an agreement by the Guaranteed Creditors (included, for instance, those of the Financial Documents) or pursuant to the law.

(c)	The Pledge established with this Agreement joins and does not prejudice in any way the further guarantees owned by the Guaranteed Creditors for the Guaranteed Obligations.

(d)	The invalidity or the ineffectiveness of some of the dispositions of this Agreement will not prejudice the validity or the effectiveness of the other disposition of this Agreement.

(e)
The Agent Bank and the Guaranteed Creditors will be not liable, except in case of fraud or gross negligence, for the damages caused to the Company or to the Pledgor as a consequence of the exercise or missed exercise of the rights, claims or remedies provided for this Agreement.

(f)
Taxies, duties and the expenses of this Agreement and the formalities and of the next cancellations will be borne from the Pledgor. In light of above and in compliance with for article 11.04 (“Expenses; Indemnity; Damage Waiver”) of Financing Agreement, the Pledgor undertakes to reimburse, simultaneously with the signing of this Agreement, fees and expenses of the legal council to the Agent bank for which request is done before the signing of this Agreement.

(g)

11.	APPLICABLE LAW AND JURISDICTION

(a)	This Agreement shall be governed by the laws of the Republic of Italy.

(b)	It is being understood the exclusive competences provided for law, the Court of Milan shall have exclusive competence to decide any dispute deriving from this Agreement.

Courtesy Translation

ATTACHEMENT 1

Main terms of the Financing

Financing

Amount:	US$ 16.000.000

Finance company:	Anika Therapeutics, INC.

Interest Rate:
the yearly interest rate on the financing is equal, optionally of financed company (i) to the Eurodollar Rate (as defined in the Financing Agreement) related to each Interest Period (as defined in the Financing Agreement) increased of the 0,75% or (ii) equal to the Base Rate (as defined in the Financing Agreement)

Expiration:	December 31, 2015

Reimbursement Modalities:
In 28 quarterly instalments, each one shall be paid in corrispondence to each Principal Payment Date (as defined in the Financing Agreement), to be calculated on the basis of a ten-year amortization period and in order that the last instalment is equal to the amount of the financing still to be paid at that date.

Courtesy Translation

ATTACHEMENT 2

Text of the annotation on the quotaholder’s book

It is acknowledged that, pursuant to the pledge’s deed on the quota entered on March 12, 2010 between Anika Therapeutics, INC., as Pledgor, Bank of America, N.A., as Guaranteed Creditor, and the Company (copy of which is filed in the Company’s books), a quota representing the 65% of corporate capital of the Company, equal to Euro 1.201.794,8, owned by Anika Therapeutics, INC., is object of pledge in favor of:

Bank of America, N.A., national bank association incorporated under the law of United States of America, with legal office in Norton Tryon Street 100, Charlotte, North Carolina (U.S.A.),

in order to guarantee the obligation of Anika Therapeutics, INC., resulting from a financing agreement for a maximum amount of equal to US Dollars 16.000.000 entered on January 3, 2008 e in order to guarantee the other Guaranteed Obligations of the mentioned pledge’s deed. The voting rights and the dividends are regulated by article 4 of the mentioned deed of pledge.

[Place and Date]

[Sign of a Director]

Courtesy Translation

ATTACHMENT 3

Company’s Letter

[On headed paper of the Company]

To:           Bank of America, N.A.

[Place and Date]

Pledge Agreement on Quotas

Mr. [•],

With reference to the deed of pledge (the “Deed of Pledge”) entered in Boston, Massachussets on March 12, 2010 between Anika Therapeutics, INC. (il “Pledgor”) and Bank of America, N.A., as Agent Bank and Financial Banks (i “Guaranteed Creditors”), pursuant to which the Pledgor granted in favor the Guaranteed Creditors a pledge on a quota of  the corporate capital of Fidia Advanced Biopolymers S.r.l. (the “Company”), representing the 65% of corporate capital of the Company, equal to Euro 1.201.794,8. It is being understood that the quota granted as pledge will continue to represent in any time the 65% of Company’s corporate capital, such value, will be increased or reduced pursuant to the amendment of the corporate capital of the Company.

With this letter we confirm the receipt of the copy of the deed of pledge and:

1.	we take note of the pledge resulting from the deed of pledge and we take note of obligations hired by the Pledgor pursuant to the deed of Pledge;

2.
we take note of the dispositions of article 4.2 (Voting Rights and Administrative Vote exercise by the Guaranteed Creditors) and article 4.4 (Dividends in favor of Guaranteed Creditors) of the Deed of Pledge and, therefore, after the receipt of a notice from the Agent Bank having as subject the a Event of default (as defined in the Deed of Pledge) is occured (and until the receipt of a notice from the Agent Bank having as subject the end of the Event of default), we will consider the Guaranteed Creditor validly legitimated to (i) exercise the voting rights and the administrative rights related to the quotas of participation given as pledge and e (ii) receive the relative dividends;

3.
we take note that the pledge of the Deed of Pledge will can extent with respect to any increase of the Quota and with respect to the Related Rights (as both defined in the Deed of Pledge) and will remain valid and effective in case of subjective novation or objective novation of the Guaranteed Obligations (as defined in the Deed of Pledge);

4.
we take note that the Agent Bank and the Guaranteed Creditors will not be liable, except in case of fraud or gross negligence, for the damages caused to the Company in case of exercise or missed exercise of the rights, claims or remedies which the Agent Bank and the Guaranteed Creditors are legitimated to use pursuant ti the Deed of Pledge.

Courtesy Translation

_________________________

Fidia Advanced Biopolymers S.r.l.

Represented by: [●]

As: [●]

To acknowledge and acceptance

_________________________

Bank of America, N.A.

Courtesy Translation

SIGNING PARTIES

ANIKA THERAPEUTICS, INC.

   /s/ Charles H. Sherwood___________________
Name:  Charles H. Sherwood
Title: President and Chief Executive Officer

BANK OF AMERICA, N.A., as Agent Bank and Financier Banks

       /s/ Jean S. Manthorne_______________________
Name: Jean S. Manthorne
Title: Senior Vice President

Courtesy Translation